Exhibit 99.1

Investment Technology Group, Inc., 380 Madison Avenue, New York, NY 10017 (212) 588-4000

FOR IMMEDIATE RELEASE

ITG Reports first Quarter 2006 EPS of $0.60

NEW YORK, NY, May 4, 2006 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the first quarter ended March 31, 2006, net income was $26.4 million, 100 percent higher than net income of $13.2 million in the first quarter of 2005. Earnings were $0.60 per diluted share, an increase of 94 percent versus earnings of $0.31 per diluted share in the first quarter of last year. ITG’s total revenues for the first quarter of 2006 were $146.2 million, 59 percent higher than total revenue of $91.7 million for the first quarter of 2005.

Excluding the impact of non-recurring items, operating revenues of $138.5 million increased by 51 percent from first quarter 2005 operating revenues of $91.5 million and includes $16.5 million pertaining to Macgregor and Plexus. In the first quarter of 2006, operating earnings per share of $0.49 increased 58 percent versus operating earnings of $0.31 per diluted share in the first quarter of last year. Pre-tax operating margins in the first quarter of 2006 were 26.2 percent, up from 24 percent in the first quarter of 2005.

As a result of the closing of the Archipelago merger with the NYSE, this quarter includes a non-recurring gain of $7.8 million and earnings of $0.11 per diluted share associated with our previous ownership of two NYSE seats, which were converted to NYSE Group, Inc. stock.

“ITG’s strong growth pattern continued in the first quarter as the firm executed on its strategy of providing value-added products across the trading continuum,” said Ray Killian, ITG’s Chairman, President and Chief Executive Officer. “In the first quarter of 2006, we fundamentally expanded our product platform through the integration of Macgregor and Plexus into ITG Solutions Network.”

ITG’s International revenues were a record $28.0 million in the first quarter of 2006, 27 percent higher than revenues of $22.1 million in the first quarter of 2005. International pre-tax operating profits increased from $1.9 million in the first quarter of 2005 to a record $2.9 million in the first quarter of 2006.

“ITG’s European revenues and profitability increased significantly in the first quarter due to an overall rise in volume across product lines,” said Mr. Killian. “We expect this to be an area of growth over the next year as electronic trading and regulatory trends gain further traction in Europe.”

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss first quarter results. Those wishing to listen to the call should dial 1-888-515-2235 at least 10 minutes prior to the start of the call to ensure connection. A listen-only webcast will also be available on ITG’s website at www.shareholder.com/itginc/investors/earnings.cfm. For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-203-1112 and entering the pass code 7794907. A replay will be available for two weeks on ITG’s website. Both methods of listening to the replay will be available starting approximately two hours after the completion of the conference call.

About ITG

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process. A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency. The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran
(212) 444-6130

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenues:
Commissions	$117,578	$87,533
Recurring	17,664	2,513
Other	11,000	1,616
Total revenues	146,242	91,662

Expenses:
Compensation and employee benefits	51,977	33,689
Transaction processing	17,843	14,284
Occupancy and equipment	8,483	7,253
Telecommunications and data processing services	6,895	4,865
Other general and administrative	13,908	9,360
Interest expense	3,023	—
Total expenses	102,129	69,451

Income before income tax expense	44,113	22,211

Income tax expense	17,706	8,975
Net income	$26,407	$13,236

Earnings per share:

Basic	$0.61	$0.32
Diluted	$0.60	$0.31

Basic weighted average number of common shares outstanding	43,001	42,010
Diluted weighted average number of common shares outstanding	43,733	42,161

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Financial Condition
(In thousands, except share amounts)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Cash and cash equivalents	$238,481	$261,044
Cash restricted or segregated under regulations and other	12,703	7,007
Securities owned:
Trading securities, at fair value	7,158	6,017
Available-for-sale securities, at fair value	3,982	—
Receivables from brokers, dealers and other, net	825,301	485,012
Investments	16,917	10,628
Premises and equipment, net	27,110	22,292
Capitalized software, net	16,115	12,780
Goodwill	388,430	176,773
Other intangibles	31,124	12,173
Deferred taxes	17,619	7,972
Other assets	13,502	14,636
Total assets	$1,598,442	$1,016,334

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$128,947	$109,442
Payables to brokers, dealers and other	750,788	435,141
Securities sold, not yet purchased, at fair value	2,193	91
Income taxes payable	18,264	9,354
Long term debt	192,000	—
Total liabilities	1,092,192	554,028

Commitments and contingencies
Stockholders’ Equity

Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; 100,000,000 shares authorized; 51,419,727 and 51,390,027 shares issued at March 31, 2006 and December 31, 2005, respectively and 43,216,245 and 42,773,651 shares outstanding at March 31, 2006 and December 31, 2005, respectively	514	514
Additional paid-in capital	184,692	175,600
Retained earnings	469,054	442,647
Common stock held in treasury, at cost; 8,203,482 and 8,616,376 shares at March 31, 2006 and December 31, 2005, respectively	(154,937)	(162,735)
Accumulated other comprehensive income (net of tax)	6,927	6,280
Total stockholders’ equity	506,250	462,306
Total liabilities and stockholders’ equity	$1,598,442	$1,016,334

INVESTMENT TECHNOLOGY GROUP, INC.
Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges. Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended
	March 31, 2006	March 31, 2005
Total Revenues	$146,242	$91,662
Less:
Non-recurring revenue (1)	(7,777)	(125)
Pro forma operating revenues	138,465	91,537

Total Expenses	102,129	69,451

Income before income tax expense	44,113	22,211
Effect of pro forma adjustments	(7,777)	(125)
Pro forma operating income before income tax expense	36,336	22,086

Income tax expense	17,706	8,975
Tax effect of pro forma adjustments	(2,892)	(55)
Pro forma operating income tax expense	14,814	8,920

Net income	26,407	13,236
Net effect of pro forma adjustments	(4,885)	(70)
Pro forma operating income	$21,522	$13,166

Diluted earnings per share	$0.60	$0.31
Net effect of pro forma adjustments	(0.11)	—
Pro forma diluted operating earnings per share	$0.49	$0.31

Note:

(1) 2006 non-recurring revenues are comprised of an unrealized gain of approximately $6.8 million and dividends approximating $1.0 million related to our ownership of two memberships on the New York Stock Exchange (“NYSE”). As part of their merger, the NYSE and Archipelago Holdings, Inc. (“Archipelago”) were combined under a new holding company named NYSE Group, Inc. Each NYSE member received compensation consisting of cash and restricted shares of NYSE Group, Inc. common stock. Accordingly, consideration received for our memberships consisted of 157,202 restricted shares of NYSE Group, Inc. common stock, and approximately $1.0 million in cash and dividends, which was recorded as dividend income. 2005 non-recurring revenues comprised a loss of approximately $0.3 million from our shares of Archipelago common stock that we received as part of an equity entitlement program and a recovery against previous investment write-downs of approximately $0.4 million.